Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-44954), the Registration Statement (Form S-8 No. 333-34073), the Registration Statement (Form S-8 No. 333-90598), the Registration Statement (Form S-8 No. 333-63326), the Registration Statement (Form S-3 No. 333-52732 ), and the Registration Statement (Form S-3 No. 333-103575) of our report dated January 24, 2003 with respect to the consolidated financial statements of Standard Pacific Corp. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Irvine, California

March 14, 2003